Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Year End Earnings.
Naperville, IL, March 28, 2012.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced audited results for the year 2011 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Year Ended December 31

	2011	2010
Net sales	$30,915,122	$28,520,510
Income before income taxes	1,865,877	894,025
Net income	1,254,877	606,025
Net income per share	1.30	0.63
Average shares outstanding	966,132	966,132

Contact:
Kimberly A. Kirhofer
Chicago Rivet & Machine Co.
(630) 357-8500